Entergy
639 Loyola Avenue
New Orleans, LA  70113

NewsRelease

Date:	April 29, 2010

For Release:	Immediately

Contact:	Michael Burns (News Media) (504) 576-4238 mburns@entergy.com	Michele Lopiccolo (Investor Relations) (504) 576-4879 mlopicc@entergy.com

Entergy Reports First Quarter Earnings

New Orleans, La.  Entergy Corporation (NYSE:ETR) today reported first quarter 2010 as-reported earnings of $213.8 million, or $1.12 per share, compared with $235.3 million, or $1.20 per share, for first quarter 2009. On an operational basis, Entergy’s first quarter 2010 earnings were $253.7 million, or $1.33 per share, compared with $252.6 million, or $1.29 per share, in first quarter 2009.

Consolidated Earnings – Reconciliation of GAAP* to Non-GAAP Measures
First Quarter 2010 vs. 2009
(Per share in U.S. $)
	2010	2009	Change
As-Reported Earnings	1.12	1.20	(0.08)
Less Special Items	(0.21)	(0.09)	(0.12)
Operational Earnings	1.33	1.29	0.04

 *GAAP refers to United States generally accepted accounting principles.

Operational Earnings Highlights for First Quarter 2010

•	Utility’s results were higher due to higher net revenue driven by increased sales volumes across all customer classes, including the effect of significantly colder-than-normal weather.
•	Entergy Nuclear’s earnings decreased as a result of lower net revenue resulting primarily from lower pricing, higher non-fuel operation and maintenance expense and a higher effective income tax rate.
•	Parent & Other’s results were higher due primarily to lower interest expense.

“Results for the quarter reflect an improving economy and its positive effects on our utility business, and the continuing volatility in commodity markets and its effect on our non-utility nuclear business,” said J. Wayne Leonard, Entergy’s chairman and chief executive officer. “Looking forward, we will remain focused on managing cash flows and operating within our risk capacity and stakeholders’ risk tolerance. We continue to believe our strategies drive long-term success and sustainability.”

Other Business Highlights

•
The Mississippi Public Service Commission approved revisions to Entergy Mississippi’s formula rate plan positioning the company to timely recover its business investments and bolstering its ability to provide safe, affordable and reliable power to its customers.

•
Entergy Texas achieved a unanimous settlement for an interim $17.5 million rate increase effective May 1, 2010. The settlement also calls for a final rate case order to be issued Nov. 1, 2010, with permanent rates to be effective relating back to service rendered on/after Sept. 13, 2010.

•
Entergy was awarded the Edison Electric Institute Emergency Recovery Award for the 12th consecutive year for its work restoring power following a destructive ice storm in Arkansas last year. Entergy is the only company to be honored every year since the inception of the EEI awards in 1998.

Entergy will host a teleconference to discuss this release at 10 a.m. CT on Thursday, April 29, 2010, with access by telephone, 719-457-2080, confirmation code 3884569. The call and presentation slides can also be accessed via Entergy’s website at www.entergy.com. A replay of the teleconference will be available through May 6, 2010, by dialing 719-457-0820, confirmation code 3884569. The replay will also be available on Entergy’s website at www.entergy.com.

Utility

In first quarter 2010, Utility’s as-reported and operational earnings were $138.6 million, or 73 cents per share, compared to $111.6 million, or 56 cents per share, on the same bases in first quarter 2009. Earnings for the Utility in the current quarter reflect higher net revenue due to increased sales across all customer classes and rate adjustments at Entergy Gulf States Louisiana, Entergy Louisiana and Entergy Mississippi under their formula rate plans. Significantly colder-than-normal weather was a key contributor to the increase in sales volume. Partially offsetting was higher non-fuel operation and maintenance expense resulting primarily from higher pension and benefits expense, as well as the absence of a nuclear insurance premium refund typically received from Nuclear Electric Insurance Limited included in first quarter results. In addition, higher interest expense associated with additional debt issuances served as another partial offset to the positive effect of higher net revenue during the quarter.

Residential sales in first quarter 2010, on a weather-adjusted basis, increased 3.9 percent compared to first quarter 2009. Commercial and governmental sales, on a weather-adjusted basis, increased 3.2 percent year over year. Industrial sales in the first quarter increased 7.3 percent compared to the same quarter of 2009.

Residential, commercial and industrial classes reflected sales growth as a result of increasing economic activity in Entergy’s service territory. The improvement in industrial sales in first quarter 2010 was driven by economic recovery that had a positive effect particularly in the chemicals, pulp and paper and primary metals sectors partially offset by a decline in refining due to maintenance outages. Small and mid-sized industrial customers began to also show signs of recovery as they benefited from global industrial expansion. As noted above, colder-than-normal weather provided a significant increase in sales volume.

Entergy Nuclear

Entergy Nuclear earned $94.2 million, or 49 cents per share, on an as-reported basis in first quarter 2010, compared to as-reported earnings of $180.9 million, or 91 cents per share, in first quarter 2009. On an operational basis, first quarter 2010 Entergy Nuclear’s earnings were $148.6 million, or 78 cents per share, versus $187.5 million, or 95 cents per share, in the first quarter of the prior year. Entergy Nuclear’s operational earnings decreased as a result of lower net revenue due primarily to lower pricing. Contributing to the decrease in earnings were higher non-fuel operation and maintenance expense due primarily to tritium remediation work at the Vermont Yankee site, higher pension and benefits expense, refueling amortization expense, and insurance expense. A higher effective income tax rate also contributed to the decrease in results this quarter driven primarily by the change in tax laws associated with recently enacted federal health care legislation. Higher other income associated with decommissioning trusts provided an offset to decreased earnings.

Parent & Other

Parent & Other reported a loss of $19.1 million, or 10 cents per share, on an as-reported basis in first quarter 2010 compared to an as-reported loss of $57.2 million, or 27 cents per share, in first quarter 2009. On an operational basis, Parent & Other reported a loss of $33.5 million, or 18 cents per share, in the current quarter and a loss of $46.5 million, or 22 cents per share, in first quarter 2009. Lower interest expense due to lower borrowings, including Parent debt redemptions, was the primary factor that resulted in the change in operational results at Parent & Other for the quarter.

Outlook

On April 15, 2010, Entergy revised its 2010 as-reported earnings guidance to a range of $5.95 to $6.80 per share from $6.15 to $6.95 per share to reflect the potential charge in connection with the previously announced business unwind of the internal organizations created for Enexus and EquaGen. This charge will be classified as a special item in 2010. The total potential charge estimated at 40 to 45 cents per share includes previously identified special items for spin-off dis-synergies and expenses for outside services provided to pursue the spin-off, for which 25 cents per share had already been reflected in as-reported earnings guidance. Entergy has initiated efforts to eliminate spin-off dis-synergies as soon as possible during 2010. On an operational basis, Entergy affirmed its earnings per share guidance range of $6.40 to $7.20, which was based on the current business structure and excluded the special items described above.

Overarching Financial Aspiration

Entergy continues to aspire to deliver superior value to owners as measured by total shareholder return. The company believes top-quartile total shareholder returns are achieved by:

•	Operating the business with the highest expectations and standards,
•	Executing on earnings growth opportunities while managing commodity and other business risks,
•	Delivering returns at or above the risk-adjusted cost of capital for each initiative, project, business, etc.,
•	Maintaining credit quality and flexibility,
•	Deploying capital in a disciplined manner, whether for new investments, share repurchases, dividends or debt retirements, and
•	Being disciplined as either a buyer or a seller consistent with the market or Entergy’s proprietary point-of-view.

Long-term Financial Outlook

Over the next five years, Entergy believes it offers a competitive utility investment opportunity combined with a valuable option represented by a unique, clean, non-utility nuclear generation business located in attractive power markets. The expected current long-term financial outlook includes the following:

Earnings:

•	Utility: 5 to 6 percent compound annual net income growth rate over the 2010 – 2014 horizon (2009 base year).
•
Entergy Nuclear:  Revenue projections over the next five years are expected to routinely fluctuate based on commodity markets – one of the most important fundamental drivers for this business.  While current forward power prices would show a decline in the long-term financial outlook for this business compared to 2010, Entergy Nuclear offers a valuable option taking into consideration the contango forward curve and the potential positive effects of an economic rebound (on market heat rates, capacity markets and natural gas prices), new legislation and/or regulation over the longer term.

•
Corporate:  Results will vary depending upon factors including future effective income tax and interest rates, the amount of share repurchases and the ability to achieve the targeted break-even financial result for the non-nuclear wholesale assets business.

Capital deployment:

•
A balanced capital investment/return program. Entergy continues to see productive investment opportunities at the Utility in the coming years, as well as an investment outlook at Entergy Nuclear that supports continued safe, secure and reliable operations and opportunistic investments. Entergy aspires to fund this capital program without issuing traditional common equity, while maintaining a competitive capital return program. Given the company’s financial profile with a mix of utility and non-utility businesses, return of capital is expected to be provided similar to the past through a combination of common stock dividends and share repurchases. Absent other attractive investment opportunities, capital deployment through dividends and share repurchases could total as much as $5 billion over the next five years under the current long-term business outlook. The amount of share repurchases may vary as a result of material changes in business results or capital spending or new investment opportunities.

Credit quality:

•	Strong liquidity.
•	Solid credit metrics that support ready access to capital on reasonable terms.

Entergy Corporation is an integrated energy company engaged primarily in electric power production and retail distribution operations. Entergy owns and operates power plants with approximately 30,000 megawatts of electric generating capacity, and it is the second-largest nuclear generator in the United States. Entergy delivers electricity to 2.7 million utility customers in Arkansas, Louisiana, Mississippi and Texas. Entergy has annual revenues of more than $10 billion and more than 15,000 employees.

Additional information regarding Entergy’s quarterly results of operations, regulatory proceedings and other operations is available in Entergy’s investor news release dated April 29, 2010, a copy of which has been filed today with the Securities and Exchange Commission on Form 8-K and is available on Entergy’s investor relations website at www.entergy.com/investor_relations.

In this news release, and from time to time, Entergy Corporation makes certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Except to the extent required by the federal securities laws, Entergy undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Forward-looking statements involve a number of risks and uncertainties. There are factors that could cause actual results to differ materially from those expressed or implied in the forward-looking statements, including (a) those factors discussed in Entergy’s Form 10-K for the year ended December 31, 2009, and Entergy’s other reports and filings made under the Securities Exchange Act of 1934, (b) uncertainties associated with rate proceedings, formula rate plans and other cost recovery mechanisms, (c) uncertainties associated with efforts to remediate the effects of major storms and recover related restoration costs, (d) nuclear operating and regulatory risks, and (e) legislative and regulatory actions, and conditions in commodity and capital markets during the periods covered by the forward-looking statements, in addition to other factors described elsewhere in this release and in subsequent securities filings.

Appendix A provides a reconciliation of GAAP as-reported earnings to non-GAAP operational earnings.

Appendix A: Consolidated Earnings – Reconciliation of GAAP to Non-GAAP Measures First Quarter 2010 vs. 2009
(Per share in U.S. $)
	First Quarter
	2010	2009	Change
As-Reported
Utility	0.73	0.56	0.17
Entergy Nuclear	0.49	0.91	(0.42)
Parent & Other	(0.10)	(0.27)	0.17
Consolidated As-Reported Earnings	1.12	1.20	(0.08)

Less Special Items
Utility	-	-	-
Entergy Nuclear	(0.29)	(0.04)	(0.25)
Parent & Other	0.08	(0.05)	0.13
Consolidated Special Items	(0.21)	(0.09)	(0.12)

Operational
Utility	0.73	0.56	0.17
Entergy Nuclear	0.78	0.95	(0.17)
Parent & Other	(0.18)	(0.22)	0.04
Consolidated Operational Earnings	1.33	1.29	0.04

Entergy Corporation
Consolidated Income Statement
Three Months Ended March 31
(in thousands)

	2010	2009	% Inc/(Dec)
	(unaudited)
Operating Revenues:
Electric	$2,006,931	$2,026,916	(1.0)
Natural gas	96,027	74,049	29.7
Competitive businesses	656,389	688,147	(4.6)
Total	2,759,347	2,789,112	(1.1)
Operating Expenses:
Operation and maintenance:
Fuel, fuel-related expenses, and gas purchased for resale	558,668	846,332	(34.0)
Purchased power	474,903	323,255	46.9
Nuclear refueling outage expenses	62,289	56,779	9.7
Other operation and maintenance	702,489	644,702	9.0
Decommissioning	51,576	48,742	5.8
Taxes other than income taxes	135,412	134,397	0.8
Depreciation and amortization	269,204	257,852	4.4
Other regulatory charges (credits) – net	28,092	(29,474)	(195.3)
Total	2,282,633	2,282,585	-
Operating Income	476,714	506,527	(5.9)
Other Income (Deductions):
Allowance for equity funds used during construction	13,296	16,947	(21.5)
Interest and dividend income	48,209	46,387	3.9
Other than temporary impairment losses	-	(15,737)	-
Miscellaneous - net	(522)	(13,299)	(96.1)
Total	60,983	34,298	77.8
Interest and Other Charges:
Interest on long-term debt	166,932	127,965	30.5
Other interest - net	12,267	19,293	(36.4)
Allowance for borrowed funds used during construction	(8,001)	(9,812)	(18.5)
Total	171,198	137,446	24.6
Income Before Income Taxes	366,499	403,379	(9.1)
Income Taxes	147,685	163,046	(9.4)
Consolidated Net Income	218,814	240,333	(9.0)
Preferred Dividend Requirements of Subsidiaries	5,015	4,998	0.3
Net Income Attributable to Entergy Corporation	$213,799	$235,335	(9.2)

Earnings Per Average Common Share
Basic	$1.13	$1.22	(7.4)
Diluted	$1.12	$1.20	(6.7)

Average Number of Common Shares Outstanding - Basic	189,202,684	192,593,601
Average Number of Common Shares Outstanding - Diluted	191,283,703	198,058,002

Entergy Corporation
Utility Electric Energy Sales & Customers

Three Months Ended March 31

	2010	2009	% Change	% Weather-Adjusted
	(Millions of KWh)
Electric Energy Sales:
Residential	9,645	7,893	22.2	3.9
Commercial	6,472	6,194	4.5	2.9
Governmental	592	562	5.3	6.5
Industrial	8,733	8,139	7.3	7.3
Total to Ultimate Customers	25,442	22,788	11.7	4.9
Wholesale	1,317	1,387	(5.0)
Total Sales	26,759	24,175	10.7

March 31

	2010	2009	% Change
Electric Customers (End of period):
Residential	2,348,838	2,321,488	1.2
Commercial	332,316	328,352	1.2
Governmental	16,098	15,519	3.7
Industrial	38,782	38,892	(0.3)
Total Ultimate Customers	2,736,034	2,704,251	1.2
Wholesale	28	33	(15.2)
Total Customers	2,736,062	2,704,284	1.2